CERTIFICATE OF AMENDMENT

to the

Amended and Restated Certificate of Incorporation of

PIPELINE DATA INC.

PIPELINE DATA Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of this Corporation and declaring said amendment to be advisable;

SECOND: That the stockholders of the Corporation have duly approved said amendment by the required vote of such stockholders, such required vote being a majority of the outstanding shares of the Common Stock, adopted at a special meeting of the stockholders of the Corporation duly called and held in accordance with the requirements of Section 222 of the General Corporation Law of the State of Delaware, such approval being in accordance with the terms of the Amended and Restated Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware;

THIRD: That the first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The total number of shares of stock that this Corporation shall have authority to issue is TWELVE MILLION FIVE HUNDRED THOUSAND (12,500,000). The par value of each of such shares is $.001.

ELEVEN MILLION EIGHT HUNDRED AND SEVENTY FIVE THOUSAND (11,875,000) of such shares shall be shares of common stock.

SIX HUNDRED AND TWENTY FIVE THOUSAND (625,000) of such shares shall be preferred stock. The board of directors of the Corporation is hereby granted the power to authorize by resolution, duly adopted from time to time, the issuance of any or all of the preferred stock in any number of classes or series within such classes and to set all terms of such preferred stock of any class or series, including, without limitation, its powers, preferences, rights, privileges, qualifications, restrictions and/or limitations. The powers, preferences, rights, privileges, qualifications, restrictions and/or limitations of each class or series of the preferred stock, if any, may differ from those of any and all other classes or other series at any time outstanding. Any shares of any one series of preferred stock shall be identical in all respects with all other

FOURTH: That Article IV of the Amended and Restated Certificate of Incorporation is hereby further amended by adding the following provision after the first paragraph of such article:

“As of 5:00 P.M. (Eastern Time) on XXXXXXX (The “Effect Time”), each issued and outstanding share of the Corporation’s common stock (the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to ONE-EIGHTH (1/8) of a share of common stock (such reduction of shares designated as the “Reverse Stock Split”). The par value of the Corporation’s Common Stock following the Reverse Stock Split shall remain $0.001 per share. Each holder of a certificate or certificates of Pre-Split Common Stock shall be entitled to receive, upon surrender of such certificates to the Corporation’s transfer agent for cancellation, a new certificate or certificates for a number of shares equal to such holder’s Pre-Split Common Stock divided by eight, with any fraction resulting from such division rounded down to the nearest whole number (in each case, such fraction, if any, being a “Fractional Share”). No Fractional Shares will be issued for Pre-Split Common Stock in connection with the Reverse Stock Split. Each holder of Pre-Split Common Stock at the Effective Time who would otherwise be entitled to a Fractional Share shall, in lieu thereof, receive a cash payment equal to (a) the Fractional Share multiplied by (b) the product of (i) the closing price of the Common Stock as reported on OTC Bulletin Board on September 29, 2005, the record date for the stockholder meeting that approved the Reverse Stock Split and (ii) eight.”

FIFTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of 5:00 P.M. (Eastern Time) on XXXXXX in accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on this XX day of XXXXX.

PIPELINE DATA INC.
By:	/s/ MacAllister Smith
Its:	Chief Executive Officer